Exhibit 21
Subsidiaries of Hanger, Inc. as of December 31, 2021

State or Other Jurisdiction of Incorporation or
Name	Organization
Accelerated Care Plus Corp.	Delaware
Accelerated Care Plus Leasing, Inc.	Delaware
Advanced Orthopro, Inc	Indiana
Advanced Prosthetics Center, LLC	Nebraska
Alliance Orthotics and Prosthetics, LLC	Texas
Bio-Tech Prosthetics and Orthotics, Inc.	North Carolina
Bio-Tech Prosthetics and Orthotics of High Point, Inc.	North Carolina
BioTech Prosthetics and Orthotics of Durham, Inc.	North Carolina
Boas Surgical, Inc.	Pennsylvania
Center for Orthotic & Prosthetic Care of North Carolina, Inc.	North Carolina
Center for Orthotic & Prosthetic Care of Scranton, LLC	Pennsylvania
Central Texas Orthotics & Prosthetics,LP	Texas
Corpus Christi Prosthetics, Inc.	Texas
Eastern Shore Orthotics & Prosthetics, Inc.	Alabama
Excel Prosthetics & Orthotics, Inc.	Virginia
Fountain Valley Orthotics and Prosthetics	California
Hanger, Inc.	Delaware
Hanger Fabrication Network LLC	Delaware
Hanger Institute for Clinical Research and Education, LLC	Delaware
Hanger Prosthetics & Orthotics, Inc.	Delaware
Hanger Prosthetics & Orthotics East, Inc.	Delaware
Hanger Prosthetics & Orthotics West, Inc.	California
Hanger VI, LLC	Delaware
Innovative Neurotronics, Inc.	Delaware
Linkia, LLC	Maryland
Midlands Prosthetics & Orthotics, Inc.	South Carolina
Mobility Prosthetics & Orthotics, Inc	Virginia
MMAR Medical Group, Inc.	Texas
Nascott, Inc.	Delaware
Next Step Orthopaedics, Inc.	New Jersey
Nobbe Orthopedics, Inc.	California
Northern Care, Inc.	Montana
Northern Orthopedics, Inc.	Alaska
Riverview Orthotics Prosthetics, Inc.	Pennsylvania
Round Rock Orthotics & Prosthetics, Inc.	Texas
Sawtooth Orthotics and Prosthetics, Inc.	Idaho
Scheck & Siress Prosthetics, Inc.	Illinois
Southern Prosthetic Supply, Inc.	Georgia
SureFit Shoes, LLC	Delaware
Symbiont Logistics, LLC	Delaware
Teter Orthotics & Prosthetics, Inc.	Michigan
The Center for Orthotic & Prosthetic Care of Kentucky, LLC	Kentucky
TMC Orthopedic, LP	Texas
Verhi, Inc.	Florida